Exhibit 10.1

VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated as of November 4, 2025, is entered into by and among CNL Healthcare Properties, Inc., a Maryland corporation (the “Company”), Conversant Dallas Parkway (A) LP (“Conversant A”), Conversant Dallas Parkway (B) LP (“Conversant B”), Conversant Dallas Parkway (D) LP (“Conversant D”), Conversant Dallas Parkway (F) LP (“Conversant F”), and Conversant PIF Aggregator A LP (“CPIF” and, together with Conversant A, Conversant B, Conversant D, and Conversant F, “Conversant”) and, together with the Company, each a “Party” and together the “Parties”). Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, (i) Sonida Senior Living, Inc., a Delaware corporation (“Parent”), (ii) the Company, (iii) Sparti Merger Sub, Inc., a Maryland corporation and an indirect wholly-owned subsidiary of Parent (“SNDA Merger Sub”), (iv) SSL Sparti LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Parent and (v) CHP Merger Corp., a Maryland corporation and a wholly-owned subsidiary of Company are entering into an Agreement and Plan of Merger (as may be amended, restated, modified or supplemented from time to time, the “Merger Agreement”), which provides for, among other things, a business combination of Parent and the Company, subject to the terms and conditions set forth therein (collectively, the “Transactions”);

WHEREAS, as of the date hereof, Conversant is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of, and has sole voting power over, the number of shares of (i) Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”) of Parent, and (ii) common stock, par value $0.01 per share of Parent (the “Common Stock”, and together with the Series A Preferred Stock, the “Parent Stock”) set forth opposite Conversant A’s, Conversant B’s, Conversant D’s, Conversant F’s, and CPIF’s name on Schedule A hereto under the heading “Owned Shares” (such shares of Series A Preferred Stock and Common Stock, the “Owned Shares”), being all of the shares of the Parent Stock owned of record or beneficially by Conversant and its Affiliates as of the date hereof, other than the shares of Common Stock issuable upon conversion of the Series A Preferred Stock and the shares of Common Stock issuable upon the exercise of certain warrants to purchase shares of Common Stock at a price of $40.00 per share (“Warrants”) held by Conversant;

WHEREAS, in connection with the Transactions, Parent is soliciting the vote of its stockholders with respect to certain matters described below;

WHEREAS, as a condition and an inducement to the Company’s willingness to enter into the Merger Agreement, the Company has required that Conversant agree, and Conversant has agreed, to enter into this Agreement with respect to the Covered Shares (defined below); and

WHEREAS, the Company desires that Conversant agrees, and Conversant is willing to agree, subject to the limitations herein, not to Transfer (defined below) any of the Covered Shares, and to vote the Covered Shares in a manner so as to approve the Supported Matters (defined below).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Conversant and the Company hereby agree as follows:

1. Agreement to Vote the Owned Shares; Proxy.

1.1 Agreement to Vote. Beginning on the date hereof until the Termination Date (as defined below), at the Parent Stockholder Meeting or any other meeting of the stockholders of Parent (“Parent Stockholders”) at which any of the Supported Matters (defined below) are presented for a vote of Parent Stockholders, including any postponement, recess or adjournment thereof, Conversant agrees to vote (including via proxy) (or cause to be voted (including via proxy)) all of the Owned Shares and any additional shares of Common Stock acquired by Conversant or any of its Affiliates, including upon the conversion or Series A Preferred Stock or exercise of Warrants, after the date hereof and prior to the Termination Date (collectively, and together with the Owned Shares and the New Parent Stock (defined below), the “Covered Shares”) as follows: (a) in favor of (i) the issuance of shares of Common Stock in connection with the Transactions (the “Share Issuance”), (ii) the amendment to the Amended and Restated Certificate of Incorporation of Parent to increase the number of authorized shares of Common Stock thereunder, (iii) the approval of any proposal to adjourn or postpone any Parent Stockholder Meeting to a later date if Parent proposes or requests such postponement or adjournment due to insufficient votes to approve the matters contemplated by this Section 1.1, and (iv) the approval of any other proposal to be voted upon by the Parent Stockholders, the approval of which is necessary for the consummation of the Transactions, including the Equity Purchase, the First Merger and the Second Merger, but, in each case, only to the extent that such Covered Shares are entitled to be voted on such proposal by Conversant or its Affiliates; provided, however, that the foregoing shall not require Conversant to vote, or cause any of their Affiliates to vote, in favor of the Transactions, including the Equity Purchase, the First Merger and the Second Merger, and the Merger Agreement if the Company shall have amended or waived, prior to receipt of the Parent Stockholder Approval (other than any amendment or waiver that would require the further approval of the Parent Stockholders), any term or condition of the Merger Agreement in any manner that is or would reasonably be expected to be materially adverse to Conversant (a “Conversant Adverse Amendment Proposal”) unless consented to in writing by Conversant (such consent not to be unreasonably withheld, conditioned or delayed), and (b) against (i) any proposal, action or agreement that would result in any condition set forth in the Merger Agreement not being satisfied or not being fulfilled prior to the Termination Date, or (ii) any other proposal, action or agreement that would reasonably be expected to prevent, materially impede, materially delay or adversely affect the consummation of the Transactions (clauses (a) and (b) collectively, the “Supported Matters”, it being understood that a Conversant Adverse Amendment Proposal shall not constitute a Supported Matter). Conversant agrees to, and agrees to cause its applicable Affiliates to, be present, in person or by proxy, at every meeting of Parent Stockholders, including any postponement, recess or adjournment thereof, or in any other circumstance, however called, to vote on the Supported Matters (in the manner described in this Section 1.1) so that the Covered Shares will be counted for purposes of determining the presence of a quorum at such meeting, or otherwise cause the Covered Shares to be counted as present thereat for purposes of establishing a quorum, but, in each case, only if Conversant or its Affiliate, as applicable, is the holder of Covered Shares as of the record date for the applicable meeting of Parent Stockholders. For the avoidance of doubt, other than with respect to the Supported Matters, Conversant and its Affiliates do not have any obligation to vote the Covered Shares in any particular manner and, with respect to such other matters (other than the Supported Matters), Conversant and its Affiliates shall be entitled to vote the Covered Shares in its sole discretion. Conversant agrees its obligations pursuant to this Section 1.1 shall not be changed or altered as a result of the Parent Board having withdrawn the Parent Board Recommendation or resolved to no longer make the Parent Board Recommendation or if the Joint Proxy Statement/Prospectus shall fail to contain the Parent Board Recommendation.

1.2 Irrevocable Proxy. Conversant hereby revokes any and all previous proxies or powers of attorney with respect to the Covered Shares. Conversant hereby irrevocably constitutes and appoints as its true and lawful proxy and attorney-in-fact the Company, with full power of substitution and resubstitution, to cause the Covered Shares to be present, and to vote the Covered Shares, in accordance with Section 1.1 at the Parent Stockholder Meeting or any other meeting of Parent Stockholders at which any of the Supported Matters are presented for a vote of Parent Stockholders (including any postponement, recess or adjournment thereof) prior to the Termination Date at which any Supported Matters are to be considered, if and only if Conversant (a) fails to be counted as present, to consent or to vote in a timely manner, (b) is prohibited from voting due to applicable Law, or (c) attempts to vote in a manner inconsistent with the terms of Section 1.1. The power of attorney granted hereunder shall authorize the Company to execute and deliver any documentation required by this Agreement on behalf of Conversant failing to do so within one Business Day after request of the Company. Conversant and the Company (or its substitute hereunder) shall have the right to vote the Covered Shares in accordance with this Agreement on the matters set forth in Section 1.1 and Conversant shall be obligated to so vote the Covered Shares. Notwithstanding the foregoing, Conversant shall retain at all times the right to vote (or not vote) Covered Shares (or to direct how such Covered Shares shall be voted or not voted) in Conversant’s sole discretion on matters other than Supported Matters. This proxy and power of attorney granted hereunder is coupled with an interest, is given as an additional inducement of the Company to enter into the Merger Agreement and shall be irrevocable prior to the Termination Date, at which time any such proxy shall automatically terminate. The Company may terminate this proxy with respect to Conversant at any time at its sole election by written notice provided to Conversant.

2. Termination. This Agreement shall terminate automatically and without further action of the parties hereto upon the earlier to occur of: (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the Equity Purchase Effective Time (such date, the “Termination Date”), or (c) such date and time as any Conversant Adverse Amendment Proposal is effected without Conversant’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided, that the provisions set forth in Sections 3.2, and 9 through 21 hereof shall survive the termination of this Agreement, and in the case of Section 15, only with respect to specific enforcement of covenants in the other surviving provisions; provided, that no such termination shall relieve any party from any liability or damages resulting from any willful and material breach of any of its covenants or agreements set forth in this Agreement prior to such termination of this Agreement. For purposes of this Agreement “willful and material breach” means a deliberate action taken by the breaching Party or a deliberate failure to act by the breaching Party that it is required to take under this Agreement that the breaching Party actually knows would, or would reasonably be expected to, be or cause a material breach of this Agreement.

3. Certain Covenants of Conversant.

3.1 Restrictions on Transfers and Purchases.

3.1.1. Beginning on the date hereof until the earlier of (i) the Termination Date and (ii) the last day of the Closing VWAP period, Conversant hereby covenants and agrees that, except as expressly contemplated pursuant to this Agreement, Conversant shall not, directly or indirectly (a) Transfer (defined below) or enter into any contract or agreement for the Transfer of, any Covered Shares or the Warrants or beneficial ownership or voting power thereof or therein, (b) grant or purport to grant any proxies or powers of attorney, deposit any Covered Shares into a voting trust or enter into any similar agreement (other than this Agreement), arrangement, or understanding with any person with respect to any Covered Shares that is inconsistent with this Agreement, (c) acquire any Parent Stock or (d) commit or agree to take any of the foregoing actions. Notwithstanding anything to the contrary in this Agreement, Conversant may Transfer any or all of the Covered Shares to any of Conversant’s Affiliates; provided, that, prior to and as a condition to the effectiveness of such Transfer, such transferee shall have executed and delivered to the Company a counterpart of this Agreement pursuant to which such transferee shall be bound by all of the terms and provisions of this Agreement. Any Transfer in violation of this Section 3.1 shall be void ab initio. If any involuntary Transfer of any Covered Shares shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Covered Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the Termination Date.

3.1.2. Additional Purchases. Conversant agrees that any shares of Parent Stock and any other shares of capital stock or other equity that Conversant acquires beneficial ownership of after the execution of this Agreement and prior to the Termination Date (the “New Parent Stock”) shall be subject to the terms and conditions of this Agreement to the extent as and shall constitute Covered Shares, and Conversant shall promptly notify the Company of the existence of any New Parent Stock.

3.1.3. “Transfer” as used herein, means any direct or indirect offer, sale, lease, assignment, encumbrance, loan, pledge, grant of a security interest, hypothecation, disposition or other transfer (by operation of law or otherwise) either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, loan, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any capital stock or interest in any capital stock (or any security convertible or exchangeable into such capital stock), including in each case through the Transfer of any Person or any interest in any Person; provided, that any transaction shall not constitute a Transfer so long as such transaction does not in any way limit the ability of Conversant A, Conversant B, Conversant D, Conversant F, or CPIF to vote its Covered Shares in accordance with the terms of this Agreement.

3.2 Documentation and Information. Conversant shall permit and hereby consents to and authorizes Parent and the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent and the Company reasonably determines to be necessary in connection with the Merger Agreement and any of the Transactions, including a copy of this Agreement, the identity of Conversant and its ownership of Covered Shares and the nature of Conversant’s commitments and obligations under this Agreement. Conversant and its Affiliates shall reasonably cooperate with Parent and the Company, including providing such other information regarding Conversant and its Affiliates reasonably requested by Parent and the Company, in connection with the filings and notifications to be made with the SEC and other Governmental Authorities in connection with the Transactions.

4. Representations and Warranties of Conversant. Each of Conversant A, Conversant B, Conversant D, Conversant F, and CPIF hereby represents and warrants to the Company as follows:

4.1 Due Authority. Each of Conversant A, Conversant B, Conversant D, Conversant F, and CPIF is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Each of Conversant A, Conversant B, Conversant D, Conversant F, and CPIF has all requisite corporate or other similar power and authority and has taken all corporate or other similar action necessary (including approval by the board of directors or applicable corporate or other bodies) to execute, deliver, comply with and perform its obligations under this Agreement in accordance with the terms hereof and to consummate the transactions contemplated hereby, and no other action on the part of or vote of holders of any equity securities of Conversant A, Conversant B, Conversant D, Conversant F, and CPIF is necessary to authorize the execution and delivery of, compliance with and performance by Conversant A, Conversant B, Conversant D, Conversant F, and CPIF of this Agreement. This Agreement has been duly executed and delivered by Conversant A, Conversant B, Conversant D, Conversant F, and CPIF and, assuming the due execution and delivery of this Agreement by the Company, constitutes a valid and binding agreement of each of Conversant A, Conversant B, Conversant D, Conversant F, and CPIF enforceable against each of Conversant A, Conversant B, Conversant D, Conversant F, and CPIF in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally.

4.2 No Conflict. The execution and delivery of, compliance with and performance of this Agreement by each of Conversant A, Conversant B, Conversant D, Conversant F, and CPIF do not and will not (a) conflict with or result in any violation or breach of any provision of the certificate of formation or operating agreement or similar organizational documents of Conversant A, Conversant B, Conversant D, Conversant F, and CPIF, (b) conflict with or result in a violation or breach of any applicable Law, or (c) require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit, or give to others any right to, the termination, cancellation, amendment or acceleration of, or result in the creation of a Lien on any of the Covered Shares under any contract, note, bond, mortgage, indenture, agreement, lease, license, permit, franchise or other instrument or obligation binding upon Conversant A, Conversant B, Conversant D, Conversant F, and CPIF, or to which any of its properties, rights or other assets are subject, except in the case of clauses (b) and (c) above, any such violation, breach, conflict, consent, default, termination, acceleration, cancellation or loss that would not, individually or in the aggregate, reasonably be expected to restrict, prohibit or impair or materially impede or delay the performance by Conversant A, Conversant B, Conversant D, Conversant F, and CPIF of its obligations under this Agreement.

4.3 Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person, is required by or with respect to Conversant A, Conversant B, Conversant D, Conversant F, and CPIF in connection with the execution and delivery of this Agreement or the performance by Conversant A, Conversant B, Conversant D, Conversant F, and CPIF of its obligations under this Agreement, except (a) as required by the rules and regulations promulgated under the Exchange Act, the Securities Act, or state securities, takeover and “blue sky” laws, (b) the applicable rules and regulations of the SEC or any applicable stock exchange, or (c) as would not, individually or in the aggregate, reasonably be expected to restrict in any material respect, prohibit, impair in any material respect or materially impede or delay the performance by any of Conversant A, Conversant B, Conversant D, Conversant F, and CPIF of its obligations under this Agreement.

4.4 Ownership. Each of Conversant A, Conversant B, Conversant D, Conversant F, and CPIF is, as of the date hereof, the record and beneficial owner of the Owned Shares opposite such Person’s name on Schedule A attached hereto, with the sole voting power over such Owned Shares, and all of which Owned Shares are free and clear of any Liens, other than (a) as disclosed in the Schedule 13D filed by Conversant A, Conversant B, Conversant GP Holdings LLC, Michael J. Simanovsky, and Conversant Capital LLC with the SEC on November 12, 2021 (as amended, the “Schedule 13D”), (b) those created by this Agreement or (c) those arising under applicable securities laws that would not reasonably be expected to (i) impair in any material respect the ability of each of Conversant A, Conversant B, Conversant D, Conversant F, and CPIF to perform its obligations under this Agreement or (ii) prevent or material impede or delay the consummation of any of the transactions contemplated by this Agreement. Except as disclosed in the Schedule 13D, as of the date hereof, none of Conversant A, Conversant B, Conversant D, Conversant F, and CPIF owns, of record or beneficially, any shares of capital stock of Parent, or other rights to acquire shares of capital stock of Parent, in each case other than the Owned Shares and the Warrants. The Schedule 13D filing persons have the sole right to dispose of the Owned Shares, and none of the Owned Shares is subject to any pledge, disposition, transfer, voting agreement, proxy, power of attorney or other agreement, arrangement or restriction, except as contemplated by this Agreement or as set forth in the Schedule 13D. As of the date hereof, Conversant has not entered into any agreement to Transfer any Owned Shares and no person has a right to acquire any of the Owned Shares held by Conversant.

4.5 Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of Conversant, threatened against or affecting Conversant that would reasonably be expected to prevent or impair the ability of Conversant to perform its obligations under this Agreement.

5. Non-Survival of Representations and Warranties. The representations and warranties contained herein shall not survive the Termination Date.

6. Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Parent Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Parent Stock”, “Owned Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

7. Further Assurances. Conversant shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company may reasonably request to the extent necessary to effect the transactions contemplated by this Agreement.

8. Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and delivered (i) in person, (ii) by electronic mail including a .pdf attachment, or (iii) sent by prepaid overnight courier, to the parties at the following addresses (or at such other addresses as shall be specified by the applicable party by like notice):

if to Conversant to:

c/o Conversant Capital LLC

25 Deforest Avenue

Summit, NJ 07901

Attn:     Paul Dumaine

Email:

with a copy (which will not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attn:      John M. Bibona

Email:    john.bibona@friedfrank.com

if to the Company (prior to the Termination Date) to:

CNL Healthcare Properties, Inc.

450 South Orange Avenue, Suite 1400

Orlando, FL 32801

Attention: Tracey B. Bracco, Esq.

Email:

with a copy (which shall not constitute notice) to:

Arnold & Porter Kaye Scholer LLP

3 Embarcadero Center, 10th Floor

San Francisco, CA 94111

Attention: Edward A. Deibert

Email: edward.deibert@arnoldporter.com

All notices, requests, claims, consents, demands and other communications under this Agreement shall be deemed duly given or made when delivered, which may be evidenced by a signed delivery receipt or notification of a refusal to accept notice from a delivery service. For the avoidance of doubt, counsel for any party may send notices, requests, claims, consents demands or other communications on behalf of such party.

9. Interpretation. Where a reference in this Agreement is made to a section or schedule, such reference shall be to a section of or schedule to this Agreement unless otherwise indicated. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if,” any reference to a law shall include any rules and regulations promulgated thereunder, and any reference to any law in this Agreement shall mean such law as from time to time amended, modified or supplemented.

10. Entire Agreement. This Agreement (along with the documents referenced herein) collectively constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties hereto, with respect to the subject matter hereof.

11. No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, Parent shall be an intended third-party beneficiary of this Agreement and shall be entitled to enforce the provisions of this Agreement that confer rights or benefits upon it.

12. Governing Law; Waiver of Jury Trial. This Agreement, and all Actions (whether at Law, in contract or in tort) that may be based upon, arise out of or be related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Maryland, without giving effect to any choice or conflicts of Law principles (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Maryland. Each of the parties (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Action arising out of or relating to this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 8 or in such other manner as may be permitted by applicable law, but nothing in this Section 12 will affect the right of any party to serve legal process in any other manner permitted by applicable law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Action to the exclusive general jurisdiction of the Chosen Courts in the event that any dispute or controversy arises out of or relates to this Agreement, (c) irrevocably and unconditionally agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court, (d) agrees that any Action arising out of or relating to this Agreement will be brought, tried and determined only in the Chosen Courts, (e) waives any objection that it may now or hereafter have to the venue of any such Action in the Chosen Courts or that such Action was brought in an inconvenient court and agrees not to plead or claim the same, and (f) agrees that it will not bring any Action arising out of or relating to this Agreement in any court other than the Chosen Courts. Each of the parties agrees that a final judgment in any Action in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 12.

13. Assignment; Successors. Except in connection with a permitted Transfer pursuant to Section 3.1 or as otherwise provided herein, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

14. Enforcement. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform the provisions of this Agreement (including any party hereto failing to take such actions that are required of it hereunder in order to perform its obligations under this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that (a) the parties hereto will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement or to enforce specifically the terms and provisions hereof without the requirement of posting any bond, (b) the parties hereto will not assert that a remedy of monetary damages would provide an adequate remedy for such breach and (c) the right of specific enforcement is an integral part of the transactions contemplated hereby and without that right, neither the Company nor Conversant would have entered into this Agreement.

15. Non-Recourse. This Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, general or limited partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney or other Representative of any party hereto or any of their successors or permitted assigns or any direct or indirect director, officer, employee, incorporator, manager, member, general or limited partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney, Representative, successor or permitted assign of any of the foregoing, shall have any liability to Conversant or the Company for any obligations or liabilities of any party under this Agreement or for any Action (whether in tort, contract or otherwise) based on, in respect of or by reason of the transactions contemplated hereby or in respect of any written or oral representations made or alleged to be made in connection herewith.

16. Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

17. Counterparts. This Agreement and any amendments hereto may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties (including by means of electronic delivery). Facsimile and electronic (e.g., .pdf format) transmission of any signed original document shall be deemed the same as delivery of an original. Each Party intends that any electronic signatures complying with the U.S. federal ESIGN Act of 2000 (including DocuSign) constitute original signatures binding upon such Party and that an electronic copy or counterpart of this Agreement containing signatures (original or electronic) of such Party shall be deemed to be an original counterpart of this Agreement.

18. Amendment; Waiver. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance and, to the extent any such waiver affects the rights or benefits conferred upon Parent, Parent. No failure or delay on the part of a party in the exercise of any right or remedy hereunder shall impair such right or power or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right or power.

19. No Presumption Against Drafting Party. Each of the parties acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

20. Action in Parent Stockholder Capacity Only. The parties acknowledge that this Agreement is being entered into by Conversant solely in its capacity as a record and/or beneficial owner of the Covered Shares, and nothing in this Agreement shall in any way restrict or limit the ability of Conversant, any of its Affiliates or any of their respective Representatives who is a director or officer of Parent or any of Parent’s Subsidiaries to take, or refrain from taking, any action in his or her capacity as a director or officer of Parent or any of Parent’s Subsidiaries, including the exercise of fiduciary duties to Parent or Parent Stockholders, and any such action taken in such capacity or any such inaction shall not constitute a breach of this Agreement.

21. Obligation to Update Schedule A. Each of Conversant A, Conversant B, Conversant D, Conversant F, and CPIF agrees that in connection with any acquisitions of New Parent Stock or Transfers (to the extent permitted) of Covered Shares by any of such party, such party will, as promptly as practicable following the completion thereof, notify Company in writing of such acquisition or Transfer and the parties will update Schedule A hereto to reflect the effect of such acquisition or Transfer.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

CNL HEALTHCARE PROPERTIES, INC.

By:	/s/ Stephen H. Mauldin
Name:	Stephen H. Mauldin
Title:	CEO and President

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

CONVERSANT DALLAS PARKWAY (A) LP

By: Conversant GP Holdings LLC, its general partner

By:	/s/ Michael Simanovsky
Name:	Michael Simanovsky
Title:	Managing Member

CONVERSANT DALLAS PARKWAY (B) LP

By: Conversant GP Holdings LLC, its general partner

By:	/s/ Michael Simanovsky
Name:	Michael Simanovsky
Title:	Managing Member

CONVERSANT DALLAS PARKWAY (D) LP

By: Conversant GP Holdings LLC, its general partner

By:	/s/ Michael Simanovsky
Name:	Michael Simanovsky
Title:	Managing Member

CONVERSANT DALLAS PARKWAY (F) LP

By: Conversant GP Holdings LLC, its general partner

By:	/s/ Michael Simanovsky
Name:	Michael Simanovsky
Title:	Managing Member

CONVERSANT PIF AGGREGATOR A LP

By: Conversant Private GP LLC, its general partner

By:	/s/ Michael Simanovsky
Name:	Michael Simanovsky
Title:	Managing Member

[Signature Page to Voting Agreement]

Schedule A

Owned Shares

Party	Stockholder	Owned Shares
		Series A Preferred Stock	Common Stock
Conversant A	Conversant Dallas Parkway (A) LP	38,742	5,266,159
Conversant B	Conversant Dallas Parkway (B) LP	2,508	709,744
Conversant D	Conversant Dallas Parkway (D) LP	—	1,032,216
Conversant F	Conversant Dallas Parkway (F) LP	—	648,942
CPIF	Conversant PIF Aggregator A LP	—	1,607,592